UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2009

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)
501 Pearl Drive (City of O’Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)
(636) 474-5000 (Registrant’s telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2009, MEMC Electronic Materials, Inc. (the “Company”) announced the appointment, effective March 2, 2009, of Ahmad R. Chatila as President and Chief Executive Officer and as a director of the Company. Mr. Chatila will serve as a Class I director, filling the Board vacancy left by the Company’s prior Chief Executive Officer, for a three-year term expiring at the Company’s 2011 Annual Stockholder Meeting. A copy of the press release announcing the appointment is furnished with this Form 8-K as Exhibit 99.1.

Mr. Chatila, age 42, has served as Executive Vice President, Memory and Imaging Division of Cypress Semiconductor Corporation since July 2005. From September 2004 to June 2005, Mr. Chatila was the Vice President of Operations of the Cypress Memory and Imaging Division, and before that he served as Managing Director of the low power memory business unit in the Memory and Imaging Division from January 2003 to September 2004. Mr. Chatila initially joined Cypress in 1991 and has held a number of management roles in wafer technology development, manufacturing and sales since that time, including the positions described above. From November 1997 to December 1999, Mr. Chatila worked for Taiwan Semiconductor Manufacturing Company (TSMC) as Senior Account Manager, before rejoining Cypress in January 2000.

The Company and Mr. Chatila have entered into an employment agreement, effective with Mr. Chatila’s employment starting date of March 2, 2009. Pursuant to the employment agreement, Mr. Chatila will be employed by the Company for a four-year term which shall be automatically renewed for successive one-year terms unless either party gives notice of its intention not to renew. The agreement provides that so long as he is employed by the Company, he will be nominated for re-election to the Board. The contract sets Mr. Chatila’s base salary at $750,000 per year, which base salary shall be reviewed annually by the Board and may be adjusted upward by the Board in its sole discretion. The agreement contemplates that Mr. Chatila will have the opportunity to earn an annual bonus pursuant to the Company’s Annual Incentive Plan, with a target bonus of 100% of his base salary and a maximum bonus of 200% of salary, with a minimum bonus of $500,000 set for 2009. In lieu of a relocation allowance, the Company will pay to Mr. Chatila a sign-on and transition bonus of $600,000, subject to repayment in whole or in part if he terminates his employment within two years.

Pursuant to the employment agreement, the Company will grant to Mr. Chatila, as of his starting date of March 2, 2009, three separate stock options: one to purchase up to 750,000 shares of common stock (“Sign-On Option”), vesting 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date; one to purchase 750,000 shares of common stock (“Service Option”), vesting ratably on an annual basis over four years commencing on the first anniversary of the grant date; and one to purchase 200,000 shares of common stock (“Performance Option”), vesting on the fourth anniversary of the grant date if Mr. Chatila is still employed by the Company and the Company’s common stock price outperforms the S&P 500 market index by a specified amount over that four-year period; otherwise, the option will expire. The Performance Option also provides for an early vesting of 80,000 of these performance-based options at the end of three years if Mr. Chatila is still employed by the Company and the Company’s common stock price outperforms the S&P 500 market index by the specified amount over the three-year period. Each option will have an exercise price per share equal to the fair market value of a share of the Company’ common stock on the grant date. The Company also will grant to Mr. Chatila 75,000 RSUs which shall vest ratably on an annual basis over four years commencing on the first anniversary of the grant date. All equity based awards will be issued pursuant to and governed by the Company's 2001 Equity Incentive Plan. All equity grants to Mr. Chatila shall be subject to “double trigger” accelerated vesting in the event of a change in control and Mr. Chatila’s subsequent termination by the Company without cause or by him for good reason within two years after such change in control.

During his employment, Mr. Chatila will be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time and generally available to the employees of the Company.

The employment agreement provides for certain payments upon the involuntary termination of Mr. Chatila’s employment without cause (other than by reason of his death or disability) or Mr. Chatila’s voluntary termination for good reason during his employment term, including continuation of base salary and benefits for two years after such termination date. In addition, if such involuntary termination by the Company or voluntary termination by Mr. Chatila occurs within the first two years of his employment with the Company, the employment agreement provides for acceleration of one-fourth of each of the Sign-On Option, Service Option and RSUs.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits	Item

10.1	Employment Agreement between the Company and Ahmad R. Chatila dated February 4, 2009.

99.1	Press release dated February 5, 2009 furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: February 5, 2009	By:	/s/ Kenneth H. Hannah
Name: Kenneth H. Hannah Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Number	Item

10.1	Employment Agreement between the Company and Ahmad R. Chatila dated February 4, 2009.

99.1	Press release dated February 5, 2009 furnished with this report.